EXHIBIT 4.2

Executed Version

SECOND AMENDMENT TO CONVERTIBLE NOTE DEED AND SUBORDINATION AGREEMENT

THIS SECOND AMENDMENT TO CONVERTIBLE NOTE DEED AND SUBORDINATION AGREEMENT (this “Amendment”), is made as of April 22, 2017, by and among Reva Medical, Inc. (the “Company”), GOLDMAN SACHS INTERNATIONAL and SENRIGAN MASTER FUND (each a “Noteholder”), and is entered into with respect to the Convertible Note Deed, dated  September 25, 2014, by and among the Company and the Noteholders, as amended by First Amendment to Convertible Note Deed dated February 11, 2016 (collectively, the “Agreement”).  Unless otherwise indicated, words and terms which are defined in the Agreement shall have the same meaning where used herein.

RECITALS

WHEREAS, pursuant to clause 29.10 of the Agreement, the Company and each Noteholder wishes to, among other things, amend the Agreement and consent to the issuance of the securities, including convertible notes (the “2017 Notes”) in an aggregate amount of up to US$52.5 million (the “Subsequent Financing”) and up to 2,362,500 options pursuant to that certain Convertible Note Deed on or about the date of this Agreement (the “2017 Agreement”), by and among the Company and each person set out in Schedule 1 and Schedule 2 thereto (the “2017 Noteholders”);

WHEREAS, clause 7.6 of the Agreement provides that upon a Qualifying Dilutive Issue, the Conversion Price will be reduced by an amount determined in accordance with clause 7.6 (the “Antidilution Rights”);

WHEREAS, clause 13 of the Agreement provides that, upon any New Debt Raising, each Purchaser shall have the right to participate in up to fifty percent (50%) of any such New Debt Raising on the terms and at the price specified in the Debt ROFR Notice, or on such other terms as are agreed by the parties (the “Participation Rights”);

WHEREAS, the Noteholders have certain rights pursuant to clause 13 of the Agreement to receive Debt ROFO Notice for any New Debt Financing (the “Notice Rights”);

WHEREAS, each Noteholder wishes to approve the Subsequent Financing and has agreed to waive its Antidilution Rights, Participation Rights and Notice Rights in connection therewith and the other amendments set forth herein;

WHEREAS, the Noteholders wish to approve the subordination of their outstanding convertible notes issued pursuant to the Agreement (the “2014 Notes”);

WHEREAS, the board of directors of the Company have adopted a resolution approving entering into this Amendment.

NOW, THEREFORE, IT IS AGREED THAT:

1.Amendments to the Agreement.  Subject to the Company obtaining the approval required to be obtained under Listing Rule 7.1 by the Company from its stockholders to the amended terms of the Agreement as set out herein, the Agreement is amended as follows:

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(a)Clause 6.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.3Reserved.”

(b)The last sentence of Clause 6.10 of the Agreement is hereby deleted in its entirety.

(c)Clause 6.14 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.14Reserved.”

(d)Clause 7.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

“7.12

For the purpose of making any adjustment to the Conversion Price required under clauses 7.5 to 7.11 (inclusive), “Additional Shares” will mean all Shares issued by the Company or deemed to be issued pursuant to clauses 7.5 to 7.11 (inclusive) (including Shares subsequently reacquired or retired by the Company), other than:

7.12.1	Notes or Options issued under this Deed;
7.12.2	Shares issued upon conversion of the Notes or upon exercise of the Options issued under this Deed;
7.12.3

Shares or Convertible Securities issued after the Subscription Date pursuant to an Employee Incentive Scheme of the Company (including all Shares that may be issued on conversion or exercise of such Convertible Securities);

7.12.4	Shares issued pursuant to the exercise of Convertible Securities on issue as at the Subscription Date;
7.12.5	Shares issued under any Share Purchase Plan which is undertaken within six months of the date of the issue of Notes and Options to Noteholders under this Deed;
7.12.6

up to US$5 million worth of new Shares (calculated based on the VWAP of Shares or (where applicable) CDIs over the 20 Trading Days prior to the private placement, converted, where necessary, into the Relevant Currency at the Prevailing Rate as at the end of that 20 Trading Day period) under a private placement to sophisticated and institutional investors within six months of the date of the issue of the Notes and Options to Noteholders under this Deed at a price that is at least 95% of the VWAP of Shares or (where applicable) CDIs over the 20 Trading Days prior to the offer to such investors;

7.12.7	Shares with respect to which the Noteholders by Resolution have waived the anti-dilution rights provided for in clauses 7.5 to 7.11 (inclusive);
7.12.8	an adjustment which would contravene the Delaware General Corporate Law or the ASX Listing Rules; and
7.12.9	Shares issued in an IPO; and
7.12.10

Shares issued in an offering following an IPO, provided that, the price per Share issued in such offering is not less than ninety-five percent (95%) of the then prevailing market price of the Company’s common stock.

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References to Shares in clause 7.12 above will mean all Shares issued by the Company or deemed to be issued pursuant to clauses 7.5 to 7.11 (inclusive).

The “Effective Price” of Additional Shares will mean the quotient determined by dividing the Aggregate Consideration received, or deemed to have been received by the Company for such issue under clauses 7.5 to 7.11 (inclusive) for such Additional Shares by the total number of Additional Shares issued or sold, or deemed to have been issued or sold by the Company under clauses 7.5 to 7.11 (inclusive).  In the event that the number of Additional Shares or the Effective Price cannot be ascertained at the time of issue, such Additional Shares will be deemed issued immediately upon the occurrence of the first event that makes such number of Shares or the Effective Price, as applicable, ascertainable.”

(e)Clause 10.1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

"10.1.2 any:

10.1.2.1	Finance Debt of the Group is not paid when due nor within any originally applicable grace period;
10.1.2.2	Finance Debt of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
10.1.2.3	any commitment for any Finance Debt of the Group is cancelled or suspended by a creditor as a result of an event of default (however described);
10.1.2.4	any creditor of the Group becomes entitled to declare any Finance Debt due and payable prior to its specified maturity as a result of an event of default (however described); or
10.1.2.5

any event of default (however described) occurs under or in connection with the Convertible Note Deed, dated on or around 20 April 2017, by and among the Company and each person set out in Schedule 1 thereto, provided that no Event of Default will occur under this clause 10.1 if the aggregate amount of all Finance Debt or commitment for Finance Debt falling within clause 10.1.2.1 to 10.1.2.4 above is less than US$1,000,000 (or its equivalent);"

(f)Clause 13.3.2 is hereby inserted into of the Agreement to read as follows:

“13.3.2The foregoing restrictions set forth in clause 13.3 shall terminate and be of no further effect following the date falling six months after completion of an IPO.”

(g)Clause 13.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

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“13.13The Company agrees to use reasonable efforts to effect an SEC-registered initial public offering of its shares and an associated listing on NASDAQ or any other securities exchange approved by a Majority of Noteholders as soon as practicable after December 31, 2017.  In the event of such initial public offering, each Noteholder shall have the right to require the Company to register the Shares held the by Noteholder (or Shares which would be held upon Conversion of its Notes or exercise of its Options) for sale in such initial public offering in accordance with the terms of the Registration Rights Agreement.”

(h)Clause 18.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“18.2Subject to clause 18.3, all accrued interest in relation to a Note will be paid by the Company on the date of redemption of any Notes (including the Maturity Date or one Business Day after an Acceleration Event, as the case may be).”

(i) The definitions of “Optional Redemption Date” and “Optional Redemption Notice” set forth in clause 30.1 of the Agreement are hereby deleted in their entirety.

(j)Clause 27.3 is hereby inserted into of the Agreement to read as follows:

“27.3On and from the date that the Noteholders and the Company enter into a Subordination Agreement between the Company, the Noteholders as junior creditors and 2017 Noteholders as senior creditors (Subordination Agreement), the Notes shall be subordinated to the 2017 Notes on the terms of the Subordination Agreement.  Terms defined in the second amendment to this deed shall have the same meaning when used herein.”

2.Continued Validity of Agreement.  Except as amended by this Amendment, the Agreement shall continue in full force and effect as originally constituted and are ratified and affirmed by the parties hereto.

3.Further Assurance. The Company shall, at the request of the Noteholders and at the Company's own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.Approval of Subsequent Financing.  The Noteholders by their signature below hereby approve the following written resolutions for the purposes of paragraph 12 of Schedule 3 of the Agreement:

“RESOLVED UNANIMOUSLY, that the Convertible Note Deed, dated on or around April 20, 2017, in substantially the form presented to the Noteholders, and the transactions contemplated thereby, including, but not limited to, the issuance of up to US$52.5 million of convertible notes and 2,362,500 options for 1 Share each thereunder, is hereby approved.”

5.Subordination of 2014 Notes.

(a)Subordination of 2014 Notes to 2017 Notes. The Company covenants and agrees, and the Noteholders likewise covenant and agree, notwithstanding anything to the contrary contained in the Agreement, that the payment of any and all of the 2014 Notes shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior Payment in Full of all of the

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2017 Notes.  The 2017 Noteholders shall be deemed to have acquired the 2017 Notes in reliance upon the provisions contained in this Amendment and the parties hereby agree that the holders of the 2017 Notes are third party beneficiaries entitled to enforce and rely on the provisions of Section 5 of this Amendment as if parties hereto.  The parties shall not be entitled to waive or amend any provision of Section 5 of this Amendment without the written consent of the holders of all of the 2017 Notes.

(b)2014 Notes Payment Restrictions.

i)Notwithstanding the terms of the Agreement, the Company hereby agrees that it may not make, and the Noteholders hereby agree that they will not accept, any Distribution with respect to the 2014 Notes until the earlier of the date upon which (i) all of the 2017 Notes are Paid in Full or (ii) upon the Maturity Date of the 2014 Notes, provided that, as of such date, no Event of Default (as defined in the 2017 Agreement) exists with respect to the 2017 Notes and no payment due to any of the 2017 Noteholders pursuant to clause 6.3 of the 2017 Agreement. To the extent not paid when due pursuant to the terms of the Subordinated Notes, interest due in respect of the Subordinated Notes shall continue to accrue.

ii)Nothing in this Amendment shall prohibit the Noteholders from converting all or any part of the 2014 Notes into equity securities of the Company at any time, as and to the extent permitted pursuant to the Agreement.

iii)The failure of the Company to make any Distribution with respect to the 2014 Notes by reason of the operation of this Section 5(b) shall not give rise to, and to the extent necessary the Noteholders shall waive and shall be deemed to have waived, the occurrence of a an Event of Default under the applicable 2014 Notes.

iv)For purposes of this Section 5(b), “Distribution” shall mean, with respect to any security, indebtedness or obligation, (a) any payment or distribution by any person of cash, securities (other than as contemplated by Section 5(b)(ii)) or other property, by set-off or otherwise, on account of such security, indebtedness or obligation, (b) any redemption, purchase or other acquisition of such security, indebtedness or obligation by the Company or its affiliates or (c) the granting of any lien or security interest to or for the benefit of the holders of such security, indebtedness or obligation in or upon any property of any person.

(c)Future Subordination Agreement Notwithstanding the provisions of Section 5(a) and Section 5(b) above, the Noteholders and the 2017 Noteholders may at some time in the future enter into a full form subordination agreement to govern the terms of their subordination and their respective rights as junior creditors and senior creditors respectively (a "Subordination Agreement"). If the Noteholders and the 2017 Noteholders do enter into a Subordination Agreement,  then the terms of such Subordination Agreement (if any), to the extent inconsistent with this Section 5, shall take priority. The Noteholders and the Company hereby agree that the terms of any Subordination Agreement may be agreed (or not, as the case may be) by each of the Noteholders and the 2017 Noteholders acting in their full and unfettered discretion, that this Section 5(c) in no way places on the Noteholders or the 2017 Noteholders an obligation to agree the terms of, or to enter into, a Subordination Agreement and that all Noteholders and all 2017 Noteholders are required to sign a Subordination Agreement (acting in their full and unfettered discretion) for it to be effective and to supersede the provisions of Section 5(a) and Section 5(b) above.

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6.Waiver of Antidilution Protection.  Each Noteholder by its signature below hereby agree that the securities issued pursuant to the 2017 Agreement (including the shares issued upon conversion or exercise thereof) shall not constitute “Additional Shares” as such term is defined in clause 7.12 of the Agreement.

7.Acknowledgement and Waiver of Notice and Participation Rights.  Each Noteholders by its signature below hereby waive the Notice Rights and Participation Rights under clause 13 of the Agreement solely with respect to the Subsequent Financing.

8.Waiver of Company Covenant.  Each Noteholders by its signature below hereby waive the Company covenant set forth in clause 14.1.2 of the Agreement with respect to the Subsequent Financing.

9.Authorization.  Each party represents to the others that the individual executing this Amendment on such party’s behalf is the duly appointed signatory of such party to this Amendment and that such individual is authorized to execute this Amendment by or on behalf of such party and to take all action required by the terms of this Amendment.

10.Captions.  Section headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Amendment.

11.No Novation.  This Amendment is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Agreement shall remain in full force and effect.

12.Severability.  Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

13.Status of Noteholders as Independent Parties.  Nothing contained herein or in the Agreement (including in Section 3 hereof), and no action taken by any Noteholder pursuant hereto or thereto, shall be deemed to constitute the Noteholders as, and the Company acknowledges that the Noteholders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Noteholders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Amendment or the Agreement or any matters, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Amendment or the Agreement. The Company and each Noteholder confirms that each Noteholder has independently participated with the Company in the negotiation of the transaction contemplated hereby, with access to its own legal advice. The use of a single agreement, and the representation of the Noteholders by a single transaction counsel, was done solely for the convenience of the Company and not because it was required or requested to do so by any Noteholder.

14.Costs and Expenses. The Company shall promptly on demand pay the Noteholders the amount of all costs and expenses (including but not limited to legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

15.Entire Agreement.  This Amendment constitutes the entire agreement between the Company and each Noteholder with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter.

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16.Counterparts.  This Amendment may be executed in any number of counterparts, and by each Noteholder and the Company in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement and such counterparts may be delivered electronically.

17.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without resort to the State’s conflicts of laws rules.

(signature page follows)

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IN WITNESS WHEREOF the parties hereto, on the day and year first hereinbefore written, caused this Amendment to be duly EXECUTED AS A DEED and have hereunto set their hands and seals.

Executed by REVA Medical, Inc. by its duly authorized officers:
Signature of authorized officer
Regina Groves Name of authorized officer (print)

Executed by Goldman Sachs International by its duly authorized officer:
Signature of authorized officer
Name of authorized officer (print)

Executed by Senrigan Master Fund by its duly authorized officer:
Signature of authorized officer
Name of authorized officer (print)

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